Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of NetLogic Microsystems, Inc. of our report dated July 16, 2009 relating to the statements of assets and the statements of revenues and expenses related to the network search engine business of Integrated Device Technology, Inc., which appears in the Current Report on Form 8-K of NetLogic Microsystems, Inc. dated July 20, 2009. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/  PricewaterhouseCoopers LLP

San Jose, California

October 22, 2009